                                                                     EXHIBIT 3.3



                                  AMENDMENT TO

                           HILTON HOTELS CORPORATION'S

                                     BY-LAWS


     On March 14, 1996, the Board of Directors of Hilton Hotels Corporation (the "Company") authorized an amendment to the Company's By-Laws. The revised text of Section 23 of the By-Laws is as follows:

                POWERS AND DUTIES OF OFFICERS OF THE CORPORATION


     23. Subject to any resolution of the Board of Directors which may specify otherwise, the powers and duties of the various officers of the Corporation shall be as follows:

     The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors, the stockholders and the Executive Committee.

     In the absence or incapacity of the Chairman of the Board, the President shall preside at all meetings of the Board of Directors, the stockholders and the Executive Committee.

     The President shall be the chief executive officer of the Corporation. Subject to the authority of the Board of Directors, the President shall be responsible for the general management of the business of the Corporation and shall be responsible for implementing the policies and programs of the Board of Directors. The President shall have the power to appoint such agents and employees as in the President's judgment may be necessary or proper for the transaction of the business of the Corporation, and shall determine their duties and recommend their compensation. The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall report to the Board of Directors through the Chairman of the Board.

     The Executive Vice Presidents and the Senior Vice Presidents shall perform such duties as may be delegated or prescribed by the President, the Board of Directors or the Executive Committee of the Corporation.